FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2005

UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9712 (Commission File Number)	62-1147325 (IRS Employer Identification No.)

8410 West Bryn Mawr, Suite 700, Chicago, Illinois (Address of principal executive offices)	60631 (Zip Code)

Registrant's telephone number, including area code: (773) 399-8900

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

United States Cellular Corporation (U.S. Cellular), an 82%-owned subsidiary of Telephone and Data Systems, Inc., is a limited partner in Carroll Wireless, L.P. (“Carroll Wireless”), an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 58. Carroll Wireless was qualified to bid on spectrum which was available only to companies that fall under the FCC definition of “designated entities,” which are small businesses that have a limited amount of assets. Carroll Wireless was a successful bidder for 17 licensed areas in Auction 58, which ended on February 15, 2005. These 17 licensed areas cover portions of 10 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

On or before March 7, 2005, Carroll Wireless will increase the amount on deposit with the FCC by approximately $17 million to approximately $26 million and file an application with the FCC seeking a grant of the subject licenses.  On or before March 21, 2005, Carroll Wireless will need to deposit the balance due to the FCC ($103.9 million) to satisfy the aggregate amount due to the FCC for the 17 licenses, which is $129.9 million, including all bidding credits to which Carroll Wireless is entitled as a designated entity. U.S. Cellular consolidates Carroll Wireless for financial reporting purposes, pursuant to the guidelines of FIN 46R, as U.S. Cellular anticipates absorbing a majority of Carroll Wireless’ expected gains or losses.

The exact nature of U.S. Cellular’s financial commitment going forward is not clear at this point.  Carroll Wireless is in the process of developing its long-term business and financing plans.  Pending finalization of Carroll Wireless’ permanent financing plan, and upon request by Carroll Wireless, U.S. Cellular may make capital contributions and advances to Carroll Wireless and/or its general partner of up to $130 million to fund the payments to the FCC and additional working capital.  U.S. Cellular will make capital contributions and/or advances to Carroll Wireless and its general partner to fund the approximate $17 million due on or before March 7, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date: February 25, 2005

By:	/s/ Thomas S. Weber

Thomas S. Weber
Vice President and Controller

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